Amendment No. 3 to Fund Participation Agreement

between

Pacific Life Insurance Company

and

Janus Aspen Series

Pacific Life Insurance Company (the “Company”), on its behalf and on behalf of certain segregated asset accounts (“Accounts”) of the Company and Janus Aspen Series (the “Fund”), have previously entered into a Fund Participation Agreement dated March 30, 2007, as amended (the “Agreement”).  The parties now desire to amend the Agreement by this amendment (the “Amendment”).

Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.  Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.                                    Any references to “Shares” in the Agreement shall mean the Service Shares and Institutional Shares of each of the Portfolios.

2.                                    Schedule B of the Agreement is deleted and replaced in its entirety with the Schedule B attached hereto.

This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of May 1, 2019.

JANUS ASPEN SERIES		PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Kathryn Santoro	By:	/s/ Jose T. Miscolta
Name:	Kathryn Santoro	Name:	Jose T. Miscolta
Title:	Vice President	Title:	Assistant Vice President

		Attest:	/s/ Brandon J. Cage
		By:	Brandon J. Cage
		Title:	Assistant Secretary

Schedule B

List of Portfolios

Name of Portfolio

All Portfolios of Service Shares and Institutional Shares of Janus Aspen Series open to new investors (as set forth in the current prospectus of Janus Aspen Series).